Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

LinnCo, LLC:

We consent to the use of our report dated February 28, 2013, with respect to the balance sheet of LinnCo, LLC as of December 31, 2012, and the related statements of operations, shareholders’ equity, and cash flows for the period from April 30, 2012 (inception) to December 31, 2012, included herein, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

November 5, 2013